RULES AND CONDITIONS FOR THE BJ’S WHOLESALE CLUB HOLDINGS, INC. NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PROGRAM (THE “PROGRAM”)

The following rules and conditions have been adopted by the Board of Directors of BJ’s Wholesale Club Holdings, Inc. (the “Company”) to govern the deferral of Performance Stock Units and Restricted Stock Units by certain Non-Employee Directors, as well as the deferral of cash retainers by certain Non-Employee Directors, in each case pursuant to the BJ’s Wholesale Club Holdings, Inc. 2018 Incentive Award Plan, as amended from time to time (the “Stock Plan”) and/or the BJ’s Wholesale Club Holdings, Inc. Non-Employee Director Compensation Policy, as amended from time to time (the “Policy”), as applicable. Capitalized terms used but not defined herein shall have the meaning given such terms in the Stock Plan. The Program is an unfunded arrangement established and maintained primarily for the benefit of a select group of directors and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Administrator shall have sole discretion to determine which Non-Employee Directors, if any, participates in the Program.

1.Election for Non-Employee Director to Defer the Cash Retainer. If permitted by the Administrator, a Non-Employee Director may elect in advance to defer the receipt of the cash retainers to be made to such Non-Employee Director pursuant to the Policy (such amount, the “Cash Retainer”). To make such an election, the Non-Employee Director must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Cash Retainer relates. An election shall remain in effect from year to year until revoked in writing by the Non-Employee Director, but any revocation shall become effective only with respect to Cash Retainers that are earned in calendar years beginning after receipt and acceptance by the Company of a written revocation.

2.Election to Defer Restricted Stock Units. If permitted by the Administrator, a Non-Employee Director may elect in advance to defer the receipt of the annual Restricted Stock Unit Grant to be made to such Non-Employee Director pursuant to the Policy under the Stock Plan (such grant, the “Annual Equity Retainer”). To make such an election, except with respect to a newly elected or appointed Non-Employee Director, the Non-Employee Director must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Annual Equity Retainer is scheduled to be granted. An election shall remain in effect from year to year until revoked in writing by the Non-Employee Director, but any revocation shall become effective only with respect to Annual Equity Retainers that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation. All elections (including revocation thereof) must be made during an open window period while the Non-Employee Director is not in possession of any material non-public information relating to the Company.

3.Deferred Account.
(a)DSU Accounts. Upon the vesting of any Annual Equity Retainer awarded to any Non-Employee Director who has elected to defer his or her Annual Equity Retainer(s) pursuant to this Program, any shares of Common Stock that would otherwise have been issued to the Non-Employee Director upon such vesting shall be converted to deferred stock units on a one-to-one basis and credited to the deferred account of the applicable Non-Employee Director (the “DSU Account”).

(b)Cash Accounts. Any Cash Retainer earned by any Non-Employee Director who has elected to defer his or her Cash Retainer(s) pursuant to this Program shall be credited to his or her deferred account (the “Cash Account” and together with the DSU Account, the “Accounts” and each an “Account”). The Non-Employee Director shall have the right to direct the Administrator as to how his or her Cash Account shall be deemed to be invested among select investment alternatives, as determined by the Administrator, subject to any operating rules and procedures imposed by the Administrator. For the avoidance of doubt, the Administrator shall determine the available investment alternatives and may discontinue, substitute or add investments in its sole discretion on a prospective basis, and any discontinuance, substitution or addition of investment alternatives shall take place as soon as administratively practicable. The investment alternatives are to be used for measurement purposes only, and the Administrator’s selection of any such investment alternatives, the allocation of such investment alternatives to the Cash Account, and the crediting and debiting of such amounts in the Cash Account shall not be considered or construed in any manner as an actual investment of the Cash Account. The Administrator shall not be responsible in any manner to any Non-Employee Director, beneficiary or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of an investment alternative. Without limiting the foregoing, the Cash Account shall at all times be a bookkeeping entry only and shall not represent any investment made on the Non-Employee Director’s behalf by the Administrator, or trust if any. The Non-Employee Director, or his or her beneficiary, shall at all times remain an unsecured creditor of the Company. Any liability or obligation of the Company to any Non-Employee Director, former Non-Employee Director or beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by this Program. The Cash Account shall be credited or debited to reflect the performance of the investment alternatives elected by the Non-Employee Director. If an investment alternative selected by the Non-Employee Director sustains a loss, then the Non-Employee Director’s Cash Account shall be reduced to reflect such loss. If a Non-Employee Director fails to elect an investment alternative, then the investment alternative shall be selected by the Administrator. Each Non-Employee Director is solely responsible for any and all consequences of his or her investment directions and neither the Company, nor any of its directors, officers or employees, nor the Administrator, has any responsibility to the Non-Employee Director or any other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Non-Employee Director pursuant to this Section.

4.Dividend Equivalent Amounts. If dividends (other than dividends payable only in shares of Common Stock) are paid with respect to Common Stock, each DSU Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the stock unit balance of the DSU Account on the record date and dividing the result by the Fair Market Value of a share of Common Stock on the dividend payment date.

5.Period of Deferral. The deferred stock units in each DSU Account and the cash amounts in each Cash Account shall be deferred until, and the period of deferral shall cease upon, the earliest of the following, to the extent elected in the applicable election form (a) the date a Non-Employee Director ceases to serve as a member of the Board of Directors of the Company and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”, and such “separation from service” a “Separation from Service”), (b) the date of the death of the Non-Employee Director (c) the date the Non-Employee Director experiences a Disability, or (d) a specified time prior to a Separation from Service, death or Disability (a “Specified Time”). For purposes of this Program, “Disability” means a condition of a Non-Employee Director who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months is unable to engage in any substantial gainful activity. The Company will determine whether a Non-Employee Director has incurred a Disability based on its own good faith determination and may require a Non-Employee Director to submit to reasonable physical and mental examinations for this purpose. A Non-Employee Director will be deemed to have incurred a Disability if the Social Security Administration determines that the Non-Employee Director is totally disabled.

6.    Unforeseeable Emergency. Notwithstanding the foregoing, the Administrator may cancel a Non-Employee Director’s deferral election: (a) for the balance of the calendar year in which an Unforeseeable Emergency occurs in accordance with Treas. Reg. §1.409A-3(j)(4)(viii), or (b) during periods in which the Non-Employee Director is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Non-Employee Director or the 15th day of the third month following the date the Non-Employee Director incurs the disability in accordance with Treas. Reg. §1.409A-3(j)(4)(xii). “Unforeseeable Emergency” shall mean a severe financial hardship to the Non-Employee Director resulting from an illness or accident of the Non-Employee Director the Non-Employee Director’s spouse, the Non-Employee Director’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or the Non-Employee Director’s beneficiary; loss of the Non-Employee Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Administrator. The determination of whether a Non-Employee Director has had an Unforeseeable Emergency shall be made in compliance with Treas. Reg. §1.409A-3(i)(3). A Non-Employee Director who experiences an Unforeseeable Emergency may submit a written request to the Administrator to receive payment of all or any portion of his or her vested Accounts. Whether a Non-Employee Director is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Non-Employee Director’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Program. If an emergency payment is approved by the Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Non-Employee Director as the result of cancellation of deferrals under the Program, including amounts necessary to pay any taxes or penalties that the Non-Employee Director reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Non-Employee Director DSU Account until depleted and then from the vested portion(s) of the Cash Account, beginning with the with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Administrator. No Non-Employee Director may receive more than one distribution on account of an Unforeseeable Emergency in any calendar year. A Non-Employee Director who receives a distribution on account of an Unforeseeable Emergency, and who is still a service provider of the Company shall be prohibited from making deferrals for the remainder of the calendar year in which the distribution is made.

7. Designation of Beneficiary. A Non-Employee Director may designate one or more beneficiaries to receive payments from his or her Account in the event of his or her death. A designation of beneficiary may apply to a specified percentage of a Non-Employee Director’s entire interest in his or her Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director then the estate of the Non-Employee Director shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum (a) from a DSU Account, in shares of Common Stock, with any fractional shares paid in cash and (b) from a Cash Account, in cash.

8. Payment.
a.DSU Accounts. All amounts credited to a DSU Account shall be paid in shares of Common Stock to the Non-Employee Director or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the first applicable period of deferral specified in Section 5 (above) occurs due to the occurrence of a death, Disability or Specified Time; provided, however, that fractional shares shall be paid in cash.

b. Cash Accounts. All amounts credited to a Cash Account shall be paid in cash to the Non-Employee Director, or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum [as soon as practicable (but in no event later than 30 days)] after the end of the first applicable period of deferral specified in Section 5 (above) occurs due to the occurrence of death, Disability or Specified Time.

c.    In addition, a Non-Employee Director may alternatively specify in his or her deferral election form to receive payment of his or her DSU Account or Cash Account, as applicable, upon a Separation from Service, which deferral election form shall specify either that all amounts credited to such DSU Account or Cash Account, as applicable, shall be paid in a single lump sum on the first day of the seventh (7th) month following such Separation from Service, or alternatively in installments over a period not to exceed 10 years. The first installment shall commence on the first day of the 7th month following the date a Non-Employee Director ceases his or her service relationship with the Company and incurs such Separation from Service. The amount shall be calculated by multiplying the Non-Employee Director’s DSU Account or Cash Account, as applicable, on the Valuation Date immediately preceding the payment date by a fraction of which the numerator is one and the denominator is the total number of years elected by the Non-Employee Director. Following the initial installment payment, subsequent installment payments shall be made on the anniversary date of the initial installment payment and shall be calculated by multiplying the Non-Employee Director’s DSU Account or Cash Account, as applicable, balance on the Valuation Date immediately preceding the payment date by a fraction of which the numerator is one and the denominator is the whole number less than the denominator of the fraction used in calculating the immediately preceding annual installment payment until one hundred percent (100%) of the value has been distributed to the Non-Employee Director. Until the Program pays the entire value of the Non-Employee Director’s DSU Account or Cash Account, as applicable, the Program will continue to credit the Non-Employee Director’s DSU Account or Cash Account, as applicable, in accordance with the terms of the Program. Regardless of the period elected for installment payments, if the value of the first annual installment is less than one thousand dollars ($1,000.00), the Program will pay the affected Non-Employee Director’s DSU Account or Cash Account, as applicable, in a single lump sum in accordance with the Program. If a Non-Employee Director dies after benefits have commenced, the remaining unpaid scheduled payments, if any, shall be paid to the Non-Employee Directors beneficiary in a single lump sum cash payment no later than 90 days following the Non-Employee Director’s death. For purposes of this Program, “Valuation Date” means the last day of each calendar year and such other dates as the Company may determine.

9.    Adjustments. In the event of a Common Stock dividend, Common Stock split or similar change in capitalization affecting the Common Stock, the Company shall make appropriate adjustments in the number of Common Stock units credited to the DSU Accounts.

10.    Non-transferability of Rights. During a Non-Employee Director’s lifetime, any payment under this Program shall be made only to the Non-Employee Director. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under this Program to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than a Non-Employee Director to the extent required by a domestic relations order.

11.    Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under this Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No Non-Employee Director or other person shall have any interest in any particular assets of the Company by reason of the right to receive payment under this Program, and any Non-Employee Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Program.

12.    Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Program. Payments under the Program may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Non-Employee Director or his or her beneficiary under the Program.

13.    Section 409A. This Program is intended to be a compliant deferred compensation plan under Section 409A and shall be administered in accordance with the requirements of Section 409A. Notwithstanding anything in this Program to the contrary, if at the time of a Non-Employee Director’s separation from service within the meaning of Section 409A, the Company determines that the Non-Employee Director is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Non-Employee Director becomes entitled to under this Program on account of such separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the such separation from service, or (B) the Non-Employee Director’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent that any provision of this Program is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. This Program may be amended, as reasonably determined by the Company, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

14. Program Termination.
a.    The Company may terminate and liquidate the Program by irrevocable action taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, so long as such Change in Control constitutes a “change in control event” within the meaning of Section 409A (a “Change in Control”), provided the Company distributes all Program account balances (and must distribute the accounts under this Program and any other like-type plan or arrangement of the Company in which a Non-Employee Director participates and as to which the Program or Section 409A requires the aggregation of all such nonqualified deferred compensation in applying Section 409A (an “Aggregated Program”) which the Company also must terminate and liquidate as to each Non-Employee Director who has experienced the Change in Control) within twelve (12) months following the Company’s irrevocable action to terminate and liquidate the Program.

b.    The Company may terminate the Program for any other reason in the Company’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company’s financial health; (ii) the Company also terminates all Aggregated Programs in which any Non-Employee Director also is a participant; (iii) the Program makes no payments in the twelve (12) months following the date of the Company’s irrevocable action to terminate and liquidate the Program other than payments the Program would have made irrespective of Program termination; (iv) the Program makes all payments within twenty-four (24) months following the date of the Company’s irrevocable action to terminate and liquidate the Program; and (v) the Company within three (3) years following the date of the Company’s irrevocable action to terminate and liquidate the Program does not adopt a new plan covering any Non-Employee Director that would be an Aggregated Program.

15.    Incorporation of Plan. This Program shall be subject to the terms and conditions of the Stock Plan and the Policy, as applicable. Capitalized terms in this document shall have the meaning specified in the Stock Plan, unless a different meaning is specified herein.

Adopted as of September 9, 2024 (the “Effective Date”)